INVESTOR CONTACT: Nathan Annis (507) 437-5248 ir@hormel.com	MEDIA CONTACT: Wendy Watkins (507) 437-5345 media@hormel.com

HORMEL FOODS REPORTS FIRST QUARTER RESULTS
AND MAINTAINS FISCAL 2020 EARNINGS GUIDANCE

Company advances on its 2020 Path Forward with the acquisition of Sadler's Smokehouse, strengthening its presence in the foodservice channel

AUSTIN, Minn. (Feb. 20, 2020) – Hormel Foods Corporation (NYSE: HRL), a leading global branded food company, today reported results for the first quarter of fiscal 2020. All comparisons are to the first quarter of fiscal 2019 unless otherwise noted. The impact of the CytoSport divestiture is excluded in the presentation of the non-GAAP measures below.

EXECUTIVE SUMMARY

•	Volume of 1.2 billion lbs., down 1%; organic volume[1] up 2%

•	Net sales of $2.4 billion, up 1%; organic net sales[1] up 4%

•	Pretax earnings of $290 million, down 5% primarily due to the divestiture of CytoSport

•	Operating margin of 11.8%, compared to 13.0% last year

•	Effective tax rate of 16.3%, compared to 21.3% last year

•	Diluted earnings per share of $0.45, up 2%

•	Year-to-date cash flow from operations of $188 million, up 1%

•	Fiscal 2020 earnings guidance reaffirmed at $1.69 to $1.83 per share

COMMENTARY
"Organic sales growth met our expectations this quarter as three of our four segments delivered volume and sales growth," said Jim Snee, chairman of the board, president and chief executive officer. "It is encouraging to see Jennie-O Turkey Store deliver a second consecutive quarter of volume, sales and profit growth while continuing to gain back Jennie-O® lean ground turkey distribution. We are also seeing the strategic capital and marketing investments lead to strong growth from brands such as SPAM®, Hormel® Black Label®, Fontanini®, Hormel® Bacon 1TM and Hormel® Fire BraisedTM."

"The Refrigerated Foods business model performed as anticipated, given the volatile commodity market conditions. Growth was driven by another strong quarter from our foodservice team and higher commodity profits," Snee said. "Volatile pork and beef trim prices also impacted profitability across many product lines in Grocery Products."

STRATEGIC INVESTMENT
"This morning we separately announced an agreement to acquire Sadler's Smokehouse, an authentic pit-smoked meats company based in Henderson, Texas. The company has been one of our trusted suppliers for over two decades, and we have been fortunate to build a relationship with the Sadler family," Snee said. "Authentic barbeque is on trend and continues to show excellent growth on restaurant menus across the nation. This acquisition perfectly aligns with our strategic initiative of strengthening our position in foodservice and gives us another highly differentiated branded product line, similar to what we have with Burke pizza toppings and Fontanini Italian meats and sausages. We also see a unique opportunity to further extend the Sadler's product line into the retail and deli channels. We are excited to welcome the Sadler's Smokehouse team members to the Hormel Foods family and look forward to their contributions."

The acquisition is expected to close in March 2020, subject to customary closing conditions. The acquisition is expected to be neutral to slightly negative to fiscal 2020 earnings, as the company plans to make immediate investments into the business and production facility. Annual sales, excluding transfers to Hormel Foods, are approximately $140 million, and operating margins are in line with the total company average. The purchase price is $270 million, and the company will fund the acquisition with cash on hand.

FISCAL 2020 OUTLOOK
"We are reaffirming our fiscal 2020 sales and earnings guidance," Snee said. "We have strong fundamentals in Refrigerated Foods and clear momentum at Jennie-O Turkey Store. We expect both segments to contribute meaningfully to our growth this year. While many Grocery Products brands, such as SPAM®, Wholly® and Herdez®, are performing well, we have additional work to do on the SKIPPY® spreads and Hormel® chili businesses. Our International team continues to manage through African swine fever, tariffs and the uncertainty caused by the recent outbreak of coronavirus in China. We have started to see a negative impact on our business in China from the coronavirus outbreak, but we are not yet able to forecast the impact for the remainder of the year. For the full year, we expect the International results to be offset by strong performances from Refrigerated Foods and Jennie-O Turkey Store."

Fiscal 2020 Outlook
Net Sales Guidance (in billions)	$9.50 - $10.30
Earnings Per Share Guidance	$1.69 - $1.83

SEGMENT HIGHLIGHTS – FIRST QUARTER

Refrigerated Foods

•Volume up 3%
•Net sales up 6%
•Segment profit up 3%

Volume and sales increased on strong demand for value-added products. Foodservice sales of Hormel® Bacon 1TM fully cooked bacon and Hormel® Fire BraisedTM products, retail sales of Hormel® Black Label® bacon and Hormel® Cure 81® ham, and deli sales of Hormel® Gatherings® party trays contributed to sales growth. Applegate® branded items in retail and foodservice also contributed to volume and sales growth. Higher raw material costs across the value-added businesses were more than offset by increased commodity profits.

Grocery Products
•Volume down 14%; organic volume1 down 4%
•Net sales down 11%; organic net sales1 down 1%
•Segment profit down 28%

Volume and sales decreases were primarily related to the divestiture of CytoSport. On an organic basis, growth from product lines such as the SPAM® family of products and Wholly® guacamole dips did not offset declines from SKIPPY® products. Segment profit declined, driven by the CytoSport divestiture, higher raw material costs, lower contract manufacturing profits and decreased volumes. As a reminder, Grocery Products benefited from a legal settlement in fiscal 2019.

Jennie-O Turkey Store

•Volume up 8%
•Net sales up 3%
•Segment profit up 2%

Sales increased due to higher commodity and whole-bird volume and pricing. Jennie-O® lean ground tray pack volume increased as incremental distribution was regained during the quarter. Segment profit increased due to higher commodity profits and operational improvements.

International & Other

•Volume up 5%; organic volume1 up 7%
•Net sales up 5%; organic net sales1 up 7%
•Segment profit down 20%

Volume and sales increased, driven by higher fresh pork export volume and strong demand in China. Segment profit decreased due to significantly higher pork raw material costs for our businesses in Brazil, China, and other Asian countries such as South Korea and the Philippines.

SELECTED FINANCIAL DETAILS

Income Statement

•	Selling, general and administrative expenses increased year-over-year. The company lapped a one-time benefit from a legal settlement in fiscal 2019.

•	Advertising investments were $35 million, compared to $39 million last year. The decline was attributed to the CytoSport divestiture.

•	Operating margin was 11.8%, compared to 13.0% last year, due to lower gross margins in Grocery Products.

•
The effective tax rate was 16.3%, compared to 21.3% last year. The rate was impacted by a large volume of stock option exercises during the quarter. The full-year effective tax rate for fiscal 2020 is still expected to be between 20.5% and 22.5%.

Cash Flow Statement

•	Cash flow from operations was $188 million, up 1%.

•	The company paid its 366th consecutive quarterly dividend on Feb. 18, 2020, at the annual rate of $0.93 per share, an 11% increase over the prior year.

•
Capital expenditures in the first quarter were $58 million, compared to $39 million last year. The company's target for capital expenditures in fiscal 2020 is $360 million. Large projects include the Burke pizza toppings plant expansion, a new dry sausage facility in Nebraska, Project Orion and other projects to support growth of branded products.

•	The company did not repurchase shares during the quarter.

•	Depreciation and amortization expense in the first quarter was $49 million, compared to $40 last year. The full-year expense is expected to be approximately $200 million.

Balance Sheet

•	The company remains in a strong financial position with limited debt and consistent cash flows.

•	Cash on hand increased to $724 million from $673 million at the beginning of the year.

•	Total long-term debt is $309 million, up from $250 million at the beginning of the year. The increase is attributable to the adoption of the new lease accounting standards.

•	Working capital increased to $1,372 million from $1,256 million at the beginning of the year, primarily related to higher levels of cash and inventory.

PRESENTATION

A conference call will be webcast at 8 a.m. CT on Thursday, Feb. 20, 2020. Access is available at www.hormelfoods.com by clicking on "Investors." The call will also be available via telephone by dialing 888-204-4368 and providing the access code 4720526. An audio replay is available by going to www.hormelfoods.com. The webcast replay will be available at 11 a.m. CT, Thursday, Feb. 20, 2020, and will remain on the website for one year.

ABOUT HORMEL FOODS - Inspired People. Inspired Food.™

Hormel Foods Corporation, based in Austin, Minn., is a leading global branded food company with over $9 billion in annual revenues across more than 80 countries worldwide. Its brands include SKIPPY®, SPAM®, Hormel® Natural Choice®, Columbus®, Applegate®, Justin’s®, Wholly®, Hormel® Black Label® and more than 30 other beloved brands. The company is a member of the S&P 500 Index and the S&P 500 Dividend Aristocrats, was named one of “The 100 Best Corporate Citizens” by Corporate Responsibility Magazine for the 11th year in a row, and has received numerous other awards and accolades for its corporate responsibility and community service efforts. In 2016, the company celebrated its 125th anniversary and announced its new vision for the future - Inspired People. Inspired Food.™ - focusing on its legacy of innovation. For more information, visit www.hormelfoods.com.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking information based on management’s current views and assumptions. Actual events may differ materially. Please refer to the cautionary statements regarding "Risk Factors" and "Forward-Looking Statements" that appear on pages 7-9 and 28 in the company's Form 10-K for the fiscal year ended Oct. 27, 2019, which can be accessed at hormelfoods.com in the "Investors" section.

Note: Due to rounding, numbers presented throughout this news release may not sum precisely to the totals provided, and percentages may not precisely reflect the absolute figures.

1 COMPARISON OF U.S. GAAP TO NON-GAAP FINANCIAL MEASUREMENTS
The non-GAAP adjusted financial measurements of organic net sales and organic volume are presented to provide investors with additional information to facilitate the comparison of past and present operations. The company believes these non-GAAP financial measurements provide useful information to investors because they are the measurements used to evaluate performance on a comparable year-over-year basis. Non-GAAP measurements are not intended to be a substitute for U.S. GAAP measurements in analyzing financial performance. These non-GAAP measurements are not in accordance with generally accepted accounting principles and may be different from non-GAAP measures used by other companies.

Organic net sales and organic volume are defined as net sales and volume, excluding the impact of acquisitions and divestitures. Organic net sales and organic volume exclude the impacts of the CytoSport divestiture (April 2019) in the Grocery Products and International & Other segments. The tables below show the calculations to reconcile from the GAAP measures to the non-GAAP adjusted measures in the first quarter of fiscal 2019.

RECONCILIATION OF NON-GAAP MEASURES
(In thousands)

	First Quarter
	FY20	FY19
VOLUME (LBS.)	Reported GAAP	Reported GAAP	Divestitures	Organic (Non-GAAP)	Non-GAAP % Change
Grocery Products	292,919	338,743	(34,807)	303,936	(3.6)
Refrigerated Foods	605,608	589,356	—	589,356	2.8
Jennie-O Turkey Store	197,200	182,159	—	182,159	8.3
International & Other	91,260	86,635	(1,027)	85,608	6.6
TOTAL	1,186,987	1,196,893	(35,834)	1,161,059	2.2

NET SALES
Grocery Products	$540,626	$606,825	$(63,172)	$543,653	(0.6)
Refrigerated Foods	1,351,790	1,278,747	—	1,278,747	5.7
Jennie-O Turkey Store	330,128	321,234	—	321,234	2.8
International & Other	161,890	153,549	(1,982)	151,567	6.8
TOTAL	$2,384,434	$2,360,355	$(65,154)	$2,295,201	3.9

HORMEL FOODS CORPORATION
SEGMENT DATA
(Unaudited) (In thousands)

	Thirteen Weeks Ended
	January 26, 2020	January 27, 2019	% Change
NET SALES
Grocery Products	$540,626	$606,825	(10.9)
Refrigerated Foods	1,351,790	1,278,747	5.7
Jennie-O Turkey Store	330,128	321,234	2.8
International & Other	161,890	153,549	5.4
TOTAL	$2,384,434	$2,360,355	1.0

SEGMENT PROFIT
Grocery Products	$68,435	$95,297	(28.2)
Refrigerated Foods	167,343	162,593	2.9
Jennie-O Turkey Store	38,551	37,904	1.7
International & Other	19,952	24,978	(20.1)
TOTAL SEGMENT PROFIT	294,280	320,772	(8.3)
Net unallocated expense	4,199	13,891	(69.8)
Noncontrolling interest	81	94	(13.8)
EARNINGS BEFORE INCOME TAX	$290,162	$306,975	(5.5)

HORMEL FOODS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited) (In thousands, except per share amounts)

	Thirteen Weeks Ended
	January 26, 2020	January 27, 2019
Net sales	$2,384,434	$2,360,355
Cost of products sold	1,916,014	1,872,021
GROSS PROFIT	468,421	488,334
Selling, general and administrative	195,521	193,544
Equity in earnings of affiliates	7,588	11,458
OPERATING INCOME	280,488	306,248
Interest & investment income (expense)	13,251	6,874
Interest expense	(3,577)	(6,147)
EARNINGS BEFORE INCOME TAXES	290,162	306,975
Provision for income taxes	47,209	65,456
(effective tax rate)	16.3%	21.3%
NET EARNINGS	242,953	241,519
Less: Net earnings (loss) attributable to noncontrolling interest	81	94
NET EARNINGS ATTRIBUTABLE TO HORMEL FOODS CORPORATION	$242,872	$241,425

NET EARNINGS PER SHARE
Basic	$0.45	$0.45
Diluted	$0.45	$0.44

WEIGHTED-AVERAGE SHARES OUTSTANDING
Basic	535,075	534,495
Diluted	544,815	547,118

Dividends declared per share	$0.2325	$0.2100

HORMEL FOODS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(Unaudited) (In thousands)

	January 26, 2020	October 27, 2019
ASSETS
Cash and cash equivalents	$724,419	$672,901
Short-term marketable securities	14,808	14,736
Accounts receivable	562,483	574,396
Inventories	1,057,277	1,042,362
Income taxes receivable	187	19,924
Prepaid expenses	24,817	22,637
Other current assets	10,976	14,457
TOTAL CURRENT ASSETS	2,394,967	2,361,413

Goodwill	2,484,088	2,481,645
Other intangibles	1,031,804	1,033,862
Pension assets	141,892	135,915
Investments in and receivables from affiliates	290,777	289,157
Other assets	251,353	177,901
Property, plant & equipment, net	1,695,228	1,629,111
TOTAL ASSETS	$8,290,109	$8,109,004

LIABILITIES AND SHAREHOLDERS’ INVESTMENT
Accounts payable	$490,042	$590,033
Accrued expenses	64,702	62,031
Accrued workers' compensation	27,116	24,272
Accrued marketing	110,093	96,305
Employee-related expenses	164,933	213,515
Taxes payable	30,489	6,208
Interest and dividends payable	127,452	112,685
Current maturities of long-term debt	8,259	—
TOTAL CURRENT LIABILITIES	1,023,085	1,105,049

Long-term debt, less current maturities	308,972	250,000
Pension and post-retirement benefits	539,972	536,490
Other long-term liabilities	145,923	115,356
Deferred income taxes	176,113	176,574
Accumulated other comprehensive loss	(393,278)	(399,500)
Other shareholders' investment	6,489,323	6,325,035
TOTAL LIABILITIES & SHAREHOLDERS’ INVESTMENT	$8,290,109	$8,109,004

HORMEL FOODS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited) (In thousands)

	Thirteen Weeks Ended
	January 26, 2020	January 27, 2019
OPERATING ACTIVITIES
Net earnings	$242,953	$241,519
Depreciation and amortization	49,329	40,018
(Increase) decrease in working capital	(102,839)	(81,659)
Other	(1,025)	(12,453)
NET CASH PROVIDED BY OPERATING ACTIVITIES	188,418	187,425

INVESTING ACTIVITIES
Net (purchase) sale of securities	(16)	—
Net purchases of property/equipment	(57,097)	(9,125)
(Increase) decrease in investments, equity in affiliates, and other assets	(3,391)	7,446
NET CASH USED IN INVESTING ACTIVITIES	(60,504)	(1,679)

FINANCING ACTIVITIES
Net (payments) proceeds from long-term debt and finance leases	(2,019)	38
Dividends paid on common stock	(112,249)	(100,125)
Share repurchase	—	(44,809)
Other	36,353	15,997
NET CASH USED IN FINANCING ACTIVITIES	(77,915)	(128,899)
Effect of exchange rate changes on cash	1,519	(3,294)
INCREASE IN CASH AND CASH EQUIVALENTS	51,518	53,553
Cash and cash equivalents at beginning of year	672,901	459,136
CASH AND CASH EQUIVALENTS AT END OF QUARTER	$724,419	$512,689